Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into as of the 16th day of December, 2008 by and between GARY R. MILLS, hereinafter referred to as “Employee,” and FIRST COMMUNITY BANK, N.A., hereinafter referred to as “the Bank.”

W I T N E S S E T H

WHEREAS, Employee currently serves as the Bank’s Chief Credit Officer; and

WHEREAS, in order to ensure that Employee’s terms of employment comply with Section 409A of the Internal Revenue Code of 1986, as amended, and to formalize the Bank’s employment of Employee in the manner herein provided.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Employee and the Bank do agree to terms of employment as follows:

1.
Employment and Term.  The Bank hereby hires Employee, and Employee hereby agrees to continue to serve as its Chief Credit Officer, or in such other position(s) as Executive Management of the Company shall from time to time assign to Employee, with such duties as normally associated with these positions.  Employee shall also serve in such additional offices for the subsidiaries and affiliates of the Bank as its Board of Directors may specify.  The term of this Agreement shall be for a period of two (2) years effective January 1, 2009.

2.    Compensation and Benefits.

(a)           Base Salary. Employee’s base salary shall not be less than $172,000.00, subject to adjustment on each anniversary date of this Agreement. The base salary shall be paid biweekly during the term hereof, and if applicable, during the severance pay period, less all customary withholding.

(b)           Incentive Compensation.  Employees shall be awarded incentive compensation, if any, in an amount determined appropriate by the Bank; provided, however, such incentive compensation shall not encourage the Employee to take unnecessary and excessive risks that threaten the value of the Bank.  In addition, as provided in the Emergency Economic Stabilization Act §111(b)(2)(B), incentive compensation paid to Employee shall be subject to recovery or “clawback” by the Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(c)           Vacation.  Employee shall be entitled to vacation of four (4) weeks per year during the term of this Agreement.  In the event Employee does not use all four (4) weeks each year, the same rules that apply to all other employees should be followed.

(d)           Benefits.  Employee shall be entitled to participate, on the same basis as other members of senior management, in all employee welfare, retirement and/or pension benefit plans that the Bank establishes and makes available.

3.    Termination for Cause.  The Bank may terminate the employment of Employee prior to the expiration of the term or any renewals, upon Employee’s death, upon the Bank’s determination that he suffers from a permanent disability, or for “Cause” as set forth in this Section.

(a)          Death.  Employee’s employment shall terminate automatically upon his death.  Upon his death, the Bank shall pay Employee’s estate his base salary through the end of the month in which his death occurs.  Employee’s estate and heirs will be entitled to apply for and receive whatever plan benefits might be in place at the time of his death.  Further, Employee’s eligible dependents shall have the right to continue their health insurance coverage as permitted by COBRA.

(b)          Permanent Disability.  If, as a result of Employee’s incapacity due to an accident or physical or mental illness, Employee is substantially unable to perform his duties for six (6) consecutive months, or for an aggregate of 200 days during any period of twelve (12) consecutive months, and remains incapable of performing such duties at the end of such six (6) or twelve (12) month period, then the Bank shall have the right to terminate Employee’s employment for “permanent disability” before the end of the applicable term.  Employee’s right to continued compensation and benefits shall end on the date set for termination, subject to Employee’s right to apply for and receive, if deemed qualified, those benefits that may be provided to participants in any disability plans and policies sponsored by the Bank.  Further, Employee (and his eligible dependents) shall be entitled to continue to participate in the Bank’s health insurance plans as permitted by COBRA or as permitted by applicable Bank plan provisions, at Employee’s expense.

(c)          “Termination for Cause” shall mean the termination of Employee’s employment prior to the expiration of the term or any renewal term by the Bank as a result of a finding by the Board of any of the following: (i) Employee has knowingly and intentionally engaged in an act or omission, or series of actions, deemed by the Bank to be fraudulent or unlawful; (ii) any knowing and material breach of this Agreement by Employee; (iii) any knowing and material violation by Employee of corporate policies and procedures that result in damage to the business or reputation of the Bank or its subsidiaries’ business, including without limitation policies prohibiting discrimination, harassment and/or retaliation; (iv) Employee engaging in a criminal act involving the property or persons associated with the Bank (other than a minor traffic offense) or involving behavior determined by the Board to be substantially detrimental to the Bank’s best interests; (v) excessive absenteeism by Employee without proper authorization; (vi) Employee’s intentional failure to follow the directions of the Employee’s supervisor or a continued failure to perform assigned duties, which is not cured within twenty-one (21) days after written notice thereof is given to Employee; or (viii) Employee is grossly neglectful of duties resulting in a substantial injury to the Bank which is not cured within twenty-one (21) days after written notice thereof is given to Employee.  In the event the Bank terminates Employee’s employment for “Cause,” then Employee’s right to receive any further compensation or benefits from the Bank shall cease immediately as of the date of termination.

4.    Termination Without Cause.  In the event the Bank terminates Employee’s employment for any reason other than set forth in Section 3, or if the Bank gives notice of non-renewal under Section 12, then the Bank shall pay Employee severance in the form of continuing to pay his base salary and to provide benefits of like kind such that he will receive an amount equal to his total base compensation for the greater of eighteen (18) months or the balance of the existing term of this Agreement, as it may be renewed from time to time pursuant to Section 12.   Nonetheless, if the Bank terminates the employment of Employee under this Section within two years after a Change of Control (defined below), then the Employee shall receive the benefits provided by Section 6 in lieu of this Section.

5.           Voluntary Termination by Employee.  Except in the case of a voluntary termination for Good Reason after a “Change of Control” as defined in Section 6 below, in the event that Employee terminates his employment of his own volition prior to the expiration of the term of this Agreement and any renewals thereof, then Employee shall be limited to the same rights and benefits as provided in connection with a Termination for Cause under Section 3(a) above.

6.           Change of Control.  If within two (2) years after a Change of Control Employee’s employment ends either because (i) the Bank terminates Employee’s employment without Cause under Section 4, or (ii) Employee elects to terminate his employment with the Bank by way of a Termination for Good Reason, then the Bank shall (subject to the provisions of Section 6 hereof) immediately pay Employee severance in the form of a lump sum payment in the amount of 2.0 times Employee’s base salary as in effect on the date of termination.

(a)           “Change of Control” shall mean a change in the ownership of the Bank, a change in the effective control of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank, consistent with and interpreted in accordance with Internal Revenue Code Section 409A and the regulations issued thereunder.

(b)           “Termination For Good Reason” means Employee’s termination of his employment with the Bank as a result of (i) a significant and material reduction in his duties, authorities, or reporting responsibilities, without Employee’s prior consent; (ii) the Bank commits a knowing and material breach of this Agreement, including without limitation, reducing Employee’s Base Salary or failing to provide Employee with the compensation and benefits provided for by Sections 2(c)-(d); (iii) the Bank changes the Employee’s geographic work location to a location greater than fifty (50) miles from the Employee’s work location on the date of a Change of Control.  Notwithstanding the foregoing, no event described in the preceding sentence shall give rise to a Termination for Good Reason unless Employee first gives the Bank notice that such an event has occurred within the ninety (90) days immediately following the occurrence of such event, and the Bank fails to cure the breach within fifteen (15) business days of such notice.

7.           Tax Issues. To the extent that any amount of pay or benefits provided to Employee under this Agreement would cause Employee to be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to Employee under other plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement and all other plans, programs, policies and arrangements shall be reduced to the extent necessary to avoid imposition of any such excise tax.  Payments and benefits under this Agreement shall be reduced first.  Payments and benefits shall be reduced in the following order of priority (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments.

8.           Loyalty Obligations.  Employee agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of Employee’s employment by or continued employment with the Bank:

(a)           Confidential Information.

(i)           Bank Information.  At all times during the term of Employee’s employment and thereafter, Employee shall hold in strictest confidence, and not use (except for the benefit of the Bank and to fulfill Employee’s employment obligations) or disclose to any person, business or other entity, without authorization of the Board of Directors of the Bank, any Confidential Information of the Bank or its subsidiary and affiliated entities (jointly and severally, “Related Entities”).  “Confidential Information” means any proprietary information, technical or financial data, trade secrets or know-how regarding the Bank and/or Related Entities or their internal operations and plans that is treated as confidential by the Bank and/or Related Entities that is not generally known by persons not employed by the Bank, and that is not otherwise available to the public by lawful and proper means.  Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of business or marketing information that are developed by or for the Bank; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Bank and the Related Entities, as well as information regarding the employees of the Bank and the Related Entities.

(ii)           Third Party Information.  Employee recognizes that the Bank and Related Entities have received and in the future will receive information from third parties that the third party considers to be confidential or proprietary information and which is, or may be, subject to a duty on the part of the Bank (or Related Entities) not to disclose to others and to restrict its use only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any person, firm or Bank or to use it except as necessary in carrying out Employee’s work for the Bank consistent with the obligations of the Bank or Related Entities to such third party.

(iii)           Legal Requirements.  Nothing in this Section shall be construed to interfere with, restrict or allow any retaliation against Employee’s obligation or right to make disclosures, reports or complaints as authorized, permitted or required by federal or state law, including without limitation pursuant to the provisions of the Sarbanes-Oxley Act.

(b)           Conflicting Employment.  During the term of Employee’s employment with the Bank, Employee shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Bank or Related Entities are now involved or become involved during the term of Employee’s employment.  Further, Employee shall not engage in any other activities that conflict with the business of the Bank or Related Entities or that materially interferes with his ability to devote the time necessary to fulfill Employee’s obligations to the Bank.

(c)           Returning Property.  At the time his employment with the Bank ends, Employee shall return to the Bank (and will not keep copies in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, computer files, records or disks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee or others pursuant to or during Employee’s employment with the Bank or otherwise belonging to the Bank or Related Entities and their respective successors or assigns.

(d)           Notification of New Employer.  In the event that Employee leaves the employ of the Bank and begins employment elsewhere, Employee agrees the Bank may send notice to Employee’s new employer (whether Employee is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, Employee or manager) informing the new employer about Employee’s obligations under this Agreement.

(e)           Non-Solicitation Restriction.  The intent of this restriction is to prevent Employee during employment and for the twenty-four (24) months immediately after the employment with the Bank ends (“Restricted Period”) from unfairly competing with the Bank (which for purposes of this Section shall include all Related Entities) by trading on or disrupting business relationships that the Bank has with individuals and business entities that have accounts with the Bank or use or are actively considering using the Bank’s products or services.

(i)           Employee shall refrain during the Restricted Period from engaging in any of the following activities, whether he does them by or for himself alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(1)           Disrupt the Bank’s business relationship with a Customer (defined below) by directly or indirectly requesting, suggesting, encouraging or advising a Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Bank.

(2)           Solicit the business of a Customer by communicating directly with any Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication Employee discusses or offers a Competitive Service or Product (as defined below).

(3)           Solicit the business of a Prospect (defined below) by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication Employee discusses or offers a Competitive Service or Product with the intent to divert the Prospect's business away from the Bank.

(ii)           As used in this Section, the following terms shall have these meanings:

(1)           “Competitive Service or Product” means those services or products offered by a financial services company or a banking or lending entity which is unaffiliated with the Bank that are the same as or the functional equivalent of those services or products which are offered by the Bank when Employee’s employment ends or which have been approved by the Bank to be offered within ninety (90) days of Employee’s last day of employment with the Bank.

(2)           “Customer” means a business entity or individual that has an account with, loan from, an investment with or a deposit with the Bank (defined above) or that has received or used other financial or investment products or services from the Bank at any time within the twelve (12) months immediately prior to the termination of Employee’s employment with the Bank, provided Employee either had contact with the business entity or individual during employment with the Bank or had supervisory responsibility for those employees of the Bank who had direct responsibility for servicing the Customer.

(3)           “Prospect” means a business entity or individual who has not previously done business with the Bank, but who had one or more communications with Employee within the six (6) months immediately before the end of employment with the Bank where the business entity or individual applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with Employee about utilizing or obtaining service(s) and/or product(s) offered by the Bank.

9.           Non-Compete Restriction.

(a)           Competitive Employment Restriction.  At all times during employment with the Bank and for the twenty-four (24)  month period immediately after Employee’s employment with the Bank ends, Employee shall not accept employment with, work for or provide services on behalf of any Competing Financial Services Organization (defined below) if (i) the position to be held or the services to be performed by Employee is the same or the functional equivalent to the position held and/or the services performed by Employee on behalf of the Bank during Employee’s last twelve (12) months of employment with the Bank, or (ii) Employee is providing consulting services related to the design, development, or marketing of services or products that are intended to be directly competitive with offerings by the Bank (or its subsidiaries), and Employee is reporting to or working with the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or the Board of Directors (or one of the Committees of the Board) of the Competing Financial Services Organization.

(b)           Anti-Piracy Restriction.  At all times during employment with the Bank and for twelve (12) months immediately after Employee’s employment ends, Employee shall refrain from taking any action to induce, solicit or encourage a Key Employee of the Bank to quit employment with the Bank with the intent, hope or purpose of having the Key Employee join a Competing Financial Services Organization (defined below) in a similar capacity, if that competitive organization has customer service facilities located within a twenty-five (25) mile radius of any of the Bank’s facilities.  As used in this Section, “Key Employee” means anyone who holds a position of Vice President or higher with the Bank or any of its subsidiaries.

(c)           Definition.  As used in Section, “Competing Financial Services Organization” means an entity engaged in the commercial, retail or mortgage banking or lending business that provides services and products that are the same as or competitive with the services and products offered by the Bank (or one of its subsidiaries) immediately prior to the date Employee’s employment ends or were approved to be offered within ninety (90) days of Employee’s last day of employment with the Bank.  This restrictive covenant applies only if the Competing Financial Services Organization operates, or is seeking to open one or more branch facilities within a fifty (50) mile radius of the Bank’s headquarters or within a twenty-five (25) mile radius of any other facility operated by the Bank (or one of its subsidiaries) where commercial, retail or mortgage banking or lending services and products are offered to the public.

10.           Enforcement.  Employee acknowledges that the restrictive covenants set forth above in Sections 8 and 9 are reasonable and necessary in order to protect the legitimate business interests of the Bank and that a violation of one or more of those covenants would result in irreparable injury to the Bank.  In the event of a breach or a threatened breach of this Agreement, in addition to all other remedies (legal or equitable), the Bank shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Employee from violating one or more of these Loyalty Obligations.  If litigation is filed which relates to or arises under this Section, then the Bank shall be entitled to recover its attorneys’ fees, costs and expenses incurred in connection with the litigation (including all appeals), as well as the Bank’s pre-litigation efforts to prevent a breach, to enforce the Agreement, or to seek redress for a breach.  Nothing contained herein shall be construed as limiting or prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  Should an injunction be issued, Employee waives the right to require that the court require a bond to be posted in excess of $1,000.00.

11.           Compliance with Code Section 409A.

(a)           General.  It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject Employee to the payment of additional interest and taxes under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in Employee being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to avoid the application of such taxes and interest.

(b)           Delayed Payments.  Notwithstanding any provision in this Agreement to the contrary, as needed to comply with Section 409A, if Employee is a “specified employee” (within the meaning of Section 409A), payments due under Section 4 or Section 6 above shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Employee’s separation from service (as defined in Treasury Reg. §1.409A-1(h)) shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Employee’s separation from service (or, if earlier, the date of Employee’s death). To the extent that Employee is required to pay for the cost of any benefits to keep them in full force and effect during the 6 month delay period, Employee shall also be reimbursed for such out-of-pocket expenses as of the same date provided above.

(c)           Treatment as Separation Pay.  This Section shall not apply to the extent such payments can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, cash payments to Employee pursuant to Section 4 or Section 6 shall be considered first to come from separation pay.

(d)           Cooperation.  Bank and Employee shall promptly deliver to each other copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax.  In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, Employee shall permit the Bank to control issues related to the Excise Tax (at its sole expense) provided that such issues do not potentially materially adversely affect Employee.  In the event issues are inter-related, Employee and the Bank shall in good faith cooperate so as not to jeopardize the resolution of either issue.  In the event of any conference with any taxing authority relating to the Excise Tax or other associated income taxes, Employee shall permit a representative of the Bank to accompany Employee, and Employee and his representative shall cooperate with the Bank and its representative.  To the extent that there are any accounting charges incurred, the Bank shall pay all such expenses incurred by Employee.

12.           Renewals.  This Agreement shall be automatically renewed for successive additional two-year periods on January 1 in each year hereafter beginning in 2009, in the absence of notice of non-renewal by either party given in writing to the other party no later than September 15 of the preceding year.

13.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Bank and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.           Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Bank hereunder to Employee shall be subject to the withholding of such amounts relating to taxes as the Bank may reasonably determine it should withhold pursuant to any applicable law or regulation.

15.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, then the offending provision shall be stricken from this Agreement, the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.

16.           Forum Selection.  The parties agree that the exclusive jurisdiction for any lawsuit related to or arising under this Agreement shall be in the Circuit Court for Tazewell County, Virginia or the United States District Court for the Western District of Virginia.  Employee waives any objection to jurisdiction and venue which Employee otherwise may have to this venue for any such lawsuit.

17.           Applicable Law.  This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of law provisions.

18.           Survival.  Subject to any limits on applicability contained therein, the provisions contained in Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.  Likewise, in the event that the Bank is obligated to make payments to the Employee under either Section 4 or 6, and the Employee dies before all such payments are made, then the Bank shall make the balance of those payments to the Employee’s estate.

19.           Successors and Assigns.

(a)           This Agreement shall bind and inure to the benefit of and be enforceable by the Bank and its successors or assigns.  In the event that a transaction is contemplated that will, upon consummation, result in a Change of Control (defined above), then in connection the closing of such transaction, the Bank shall require as a condition of approval of the transaction that the surviving or successor entity execute an agreement, in a form and substance acceptable to Employee, to expressly assume and agree to honor and perform this Agreement as if the Bank were still bound.

(b)           This Agreement shall inure to the benefit and be enforceable by Employee, his personal and legal representatives, his executors, administrators, heirs, successors and assigns.  Notwithstanding the foregoing, Employee may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board.

20.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

(a)	Notices to Employee:
Gary R. Mills
22 Fairfield Place
Princeton, WV 24740

(b)	Notice to Bank:
First Community Bank, N.A. Attn: John M. Mendez President and Chief Executive Officer
One Community Place
Bluefield, VA 24605

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

21.           Entire Agreement.  This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes any and all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements.  To the extent that a separate agreement currently exists which grants Employee stock options or other incentive or deferred compensation, those agreements remain in full force and effect, except to the extent that those agreements contain restrictive covenants in which case the provisions of Sections 8-10 shall be deemed applicable and replace all such similar provisions.

22.           Document Review.  Bank and Employee hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.  EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO COMPANY AND THAT HE OR SHE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

WITNESS the following signatures:

FIRST COMMUNITY BANK, N.A.

By:	/s/ John M. Mendez
John M. Mendez, Executive Vice-President

/s/ Gary R. Mills
Gary R. Mills